Exhibit 10.2

October 17, 2008

Mr. Charles A. Berardesco

Vice President, Deputy General Counsel,

            Chief Compliance Officer & Corporate Secretary

Constellation Energy Group, Inc.

100 Constellation Way - Suite 1700P

Baltimore, Maryland  21202

                Re:  Waivers.

Dear Charlie:

This letter is in connection with the transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 19, 2008, by and among Constellation Energy Group, Inc., a Maryland corporation (“Constellation”), MidAmerican Energy Holdings Company, an Iowa corporation, and MEHC Merger Sub Inc., a Maryland corporation (the “Merger”).

In consideration of my continued employment with Constellation on an at-will basis after the date of this letter and other good and valuable consideration, I acknowledge I have received, I hereby amend my Change in Control Severance Agreement, made as of January 9, 2006 (the “Agreement”), to provide that, in the event of my Qualifying Termination (as defined in the Agreement) following the Merger, the Severance Benefit payable pursuant to Section 2(a) and Section 3(a), as applicable, shall be equal to the lower of (A) $2,000,000 and (B) one times (instead of two times) the sum of sub-clauses (i) and (ii) of Section 2(a) of the Agreement.  This amendment to the Agreement is effective immediately, but will be terminated and rendered null and void if the Merger Agreement is terminated before consummation of the Merger.

Very truly yours,

/s/ Thomas V. Brooks
Thomas V. Brooks
President, Constellation Energy Resources
Executive Vice President, Constellation Energy

ACKNOWLEDGED AND ACCEPTED:

CONSTELLATION ENERGY GROUP, INC.

By:	/s/ Charles A. Berardesco
Charles A. Berardesco
Vice President, Deputy General Counsel,
Chief Compliance Officer & Corporate Secretary